Exhibit 8.1

November 6, 2012

Griffin-American Healthcare REIT II, Inc.

4000 MacArthur Boulevard

West Tower, Suite 200

Newport Beach, California 92660

Ladies and Gentlemen:

In connection with the filing of Pre-Effective Amendment No. 1 to the Registration Statement on Form S-11 by Griffin-American Healthcare REIT II, Inc., a Maryland corporation (“Griffin-American”), as such registration statement may be further amended from time to time (the “Registration Statement”), including, among other things, Griffin-American’s Prospectus (the “Prospectus”), we advise you that we have prepared the section of the Prospectus entitled “Federal Income Tax Considerations.”

In connection with the preparation of such section of the filing, we have examined and are familiar with the originals of the documents, records and other instruments relating to the organization and operation of Griffin-American and Griffin-American Healthcare REIT II Holdings, LP, a Delaware limited partnership (“Griffin-American OP”).

In addition, we have reviewed applicable provisions of the Internal Revenue Code (the “Code”), the regulations issued thereunder and, where appropriate, revenue rulings, federal and state court decisions and such other materials as we deemed necessary and relevant to the matters being opined upon. The opinions set forth in this letter also are premised on certain additional factual information and factual representations through consultation with officers of Griffin-American, as are germane to the determination that Griffin-American has been and will be owned and operated in such a manner that Griffin-American has and will continue to satisfy the requirements for qualification as a real estate investment trust (a “REIT”) under the Code.

Subject to the foregoing and the other limitations contained in this letter, the Prospectus accurately sets forth our opinions as to the tax issues identified therein. We hereby confirm our opinions in the Registration Statement and consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

We assume no obligation to advise you of any changes in our opinions subsequent to the delivery of this opinion letter, and we do not undertake to update this opinion letter. Griffin-American’s qualification and taxation as a REIT depends upon Griffin-American’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level and timing of its distributions to stockholders and the

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MORRIS, MANNING & MARTIN, LLP

November 6, 2012

diversity of its stock ownership. Morris, Manning & Martin, LLP will not review Griffin-American’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of Griffin-American and Griffin-American OP, the sources of their income, the nature of their assets, the level and timing of Griffin-American’s distributions to stockholders and the diversity of Griffin-American’s stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation of Griffin-American as a REIT. In addition, our opinions are based solely on the documents that we have examined, the additional factual information that we have obtained, and the factual representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional factual information is, or later becomes, inaccurate or if any of the factual representations made to us is, or later becomes, inaccurate.

We also note that an opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. In certain instances with respect to matters for which there is no relevant authority, including the effect of certain transfer restrictions on the ability of Griffin-American to satisfy the requirement for REIT qualification that its shares be transferable, our opinion is based on authorities which we have considered to be analogous even though certain such authorities have been rendered obsolete for unrelated reasons by subsequent authorities. There can be no assurance that positions contrary to our opinions will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to our opinions.

We undertake no obligation to update the opinions expressed herein at any time after the date hereof. This opinion letter has been prepared for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should be used only for purposes consistent with the filing of the Registration Statement and applicable federal and state securities laws.

Very truly yours,

MORRIS, MANNING & MARTIN, LLP

/s/ Charles R. Beaudrot, Jr.
Charles R. Beaudrot, Jr.